Exhibit 99.1

FOR IMMEDIATE RELEASE

HAROLD'S STORES, INC. ANNOUNCES CLOSING OF

$6 MILLION PRIVATE EQUITY INVESTMENT

Norman, OK - March 1, 2001 - Harold's Stores, Inc. (AMEX symbol:HLD) (the "Company"), a chain of upscale ladies' and mens' specialty apparel stores, announced today the closing of a $6 million private equity investment in the Company by Inter-Him N.V. ("Inter-Him"). Inter-Him purchased 300,000 shares of a new series of preferred stock, designated Series 2001-A Preferred Stock, at a purchase price of $20.00 per share. Ronald de Waal is Managing Director of Inter-Him and has also been a more than 5% shareholder of the Company since 1994.

Excluding the preferred stock purchased in this transaction, Inter-Him owns 11.3% of the Company's outstanding shares. Mr. de Waal is also Vice Chairman of the board of directors of Saks, Inc., as well as Chairman of We International, B.V., which operates more than 350 fashion specialty stores in Europe.

Proceeds from the sale of the preferred stock will be used to repay debt under the Company's revolving credit facility, which may be re-borrowed by the Company in accordance with the terms of that facility.

"We are grateful for Mr. de Waal's further commitment to Harold's," said Clark Hinkley, Harold's Chief Executive Officer. "This financing will enable management to chart a new path for the Company's future."

On Monday, Hinkley was named Chief Executive Officer of the Company, marking the first time an individual outside the Powell family has assumed the helm of the 53-year-old company. Effective immediately, Hinkley will direct day-to-day operations through the Company's executive team and has become a member of the board of directors.

The preferred stock will convert into common stock at a fixed rate of $1.275 per share (which was the 20-day trailing market average price of the common stock immediately prior to the announcement of Inter-Him's initial proposal relating to the transaction). Until converted, the preferred stock will be entitled to receive quarterly dividends that cumulate annually at a rate of 10% per annum, which would be reduced to 8% per annum if certain profitability targets are met. Dividends will be payable 50% in cash and 50% in additional shares of preferred stock for the first two years and thereafter in preferred stock or cash as the holder may elect. The conversion feature of the preferred stock will become effective only if approved by shareholders of the Company at the 2001 annual meeting of shareholders. Members of the Powell family who collectively own 45% of the outstanding common stock of the Company have agreed to vote in favor of the conversion feature at the 2001 annual meeting. Following the third anniversary of the original issuance date, the preferred stock will be redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

In connection with the closing of the sale of the preferred stock, the Company's Board of Directors has been reduced to seven members. The holder of preferred stock have the right to designate a proportionate number of members of the Board of Directors equal as nearly as possible to the percentage of the Company's outstanding common stock represented by the preferred stock on an as-converted basis, currently three members of the seven member Board. The preferred stock will also vote with the common stock on an as-converted basis for the election of the remaining directors and all other matters on which the common stock votes.

The holder of the preferred stock has also agreed to vote its shares in favor of one designee of the Powell family to serve as one of the seven members of the Board, so long as the family owns at least 10% of the Company's stock. Currently, the Board of Directors is comprised of Rebecca P. Casey, Clark Hinkley, Robert L. Anderson, Margaret A. Gilliam, W. Howard Lester and Leonard M. Snyder. A seventh director may be designated in the future by the holder of the preferred stock. Michael T. Casey, Robert B. Cullum, Jr., H. Rainey Powell and Wiliam F. Weitzel have resigned from the Board. Founder Harold G. Powell will serve as Chairman Emeritus of the Board in a non-voting advisory role.

Rebecca P. Casey and Michael T. Casey, who own collectively approximately 19% of the common stock (not including shares issuable upon conversion of the preferred stock), have granted to the holder of the preferred stock a proxy to vote their shares. The proxy will expire on the later of (i) three years after the issuance of the preferred stock or (ii) one year after the termination of Ms. Casey's employment with the Company.

For so long as the outstanding shares of preferred stock continue to represent on an as-converted basis at least 10% of the outstanding common stock, the Company has agreed not to take certain actions without the prior approval of the holders of a majority of the outstanding preferred stock, including amendment of the Company's Certificate of Incorporation or Bylaws, changes in the size of the Company's authorized Board of Directors, redemption of or payment of dividends with respect to common stock or other securities junior to the preferred stock, amendment or adoption of employee stock option or purchase plans, authorization of certain mergers or sales of substantially all of the Company's assets, entering into transactions with affiliates, and incurring indebtedness or making acquisitions or capital expenditures in excess of certain dollar amounts.

The holder of the preferred stock have registration rights with respect to the common stock issuable upon conversion of the preferred stock and preemptive rights in connection with future sales of common stock or other equity securities by the Company. Members of the Powell family have also agreed to grant to the holder of the preferred stock rights of first refusal with respect to certain sales or other dispositions of shares by such members of the Powell family.

Founded in 1948 and headquartered in Norman, Oklahoma, Harold's Stores, Inc., currently operates 52 upscale ladies' and men's specialty stores in 22 states. Online shopping is available at www.harolds.com. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties including but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses, the ability of new management to improve the Company's financial condition and performance and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Information Contact:

Jodi L. Taylor - Harold's Chief Financial Officer

405-329-4045

941031